Registration No. 333-108356
Rule 424(b)(3)

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC. ANNOUNCES
REPRICING AND EXTENSION OF WARRANTS

Shrewsbury, New Jersey - January 24, 2007 - Stratus Services Group, Inc. (OTC Bulletin Board: SSVG.OB), (the “Company” or “Stratus”), a leading provider of technology staffing and technology productivity consulting, announced today that it has reduced the exercise price of its warrants to purchase common stock to $.50 per share and extended the expiration date of the warrants to January 14, 2008. Previously, the exercise price of the warrants was $.76 per share and the warrants were to expire on January 14, 2007. As of January 24, 2007, warrants to purchase an aggregate 14,213,653 shares of common stock were outstanding.

About Stratus Services Group, Inc.

Stratus provides a broad range of information technology staffing and project consulting through its joint venture with Stratus Technology Services, LLC.

The statements which are not historical facts contained in this press release are forward-looking that involve certain known and unknown risks and uncertainties, including but not limited to, economic conditions facing the staffing industry generally; uncertainties related to the job market and the Company’s ability to attract qualified candidates; the Company’s ability to raise additional capital; the Company’s ability to achieve and manage growth; the Company’s ability to develop new services; the continued cooperation of the Company’s creditors; general economic conditions; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company’s actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words intend, expect, should, project, anticipate, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

CONTACT:	STRATUS SERVICES GROUP, INC.	VALUE CAPITAL PARTNERS
	Michael A. Maltzman, Executive VP & CFO (732) 866-0300 - Fax (732) 866-6676	Charles Cocuzza or Mike Santini (480) 951-3402